Exhibit 10.30

FY 2011 Executive Annual Incentive Plan

Purpose:	The Executive Annual Incentive Plan is designed to motivate Executive Officers to focus on specific, measurable corporate goals and provide performance-based compensation to Executive Officers based on the achievement of these goals.

Eligibility:	The Plan Participants include Executive Officers of Serena. Executive Officers are officers of Serena at the level of Senior Vice President or above. A Plan Participant must be a regular, full-time employee of Serena at the end of the applicable fiscal period and remain actively employed through the date of the bonus payout to be eligible to receive the bonus. A Plan Participant must be a regular, full-time employee of Serena at the end of the fiscal year and remain actively employed through the date of the bonus payout to be eligible to receive payment for over-achievement of annual performance metrics or bonus adjustments.

Target Bonus:	The target incentive bonus is based on a percentage of the Plan Participant’s annual base salary as set forth in the Plan Summary. The Plan Participant’s annual base salary is based on the amount of base compensation actually earned by the Plan Participant during the applicable fiscal period or such portion of the fiscal period that the Plan Participant is eligible to participate under the Plan.

Bonus Payments:	The incentive bonus will be paid on either a semi-annual or annual basis as set forth in the Plan Summary. Payment will be made within two and one-half months of the financial close of the applicable fiscal period. Payments will be subject to applicable payroll taxes and withholdings. Aggregate payments for the fiscal year will be capped at 200% for the portion of the target bonus applicable to the achievement of EBITA (Earnings Before Interest, Taxes and Amortization) and 100% of the portion of the target bonus applicable to the achievement of management objectives. No portion of the target bonus applicable to the achievement of EBITA will be payable until achievement of at least 85% of the applicable EBITA target. Any semi-annual payment that is applicable to the first half of the fiscal year may not exceed one-half of the Plan Participant’s annual target bonus. Bonus amounts for annual over-achievement of corporate financial metrics will be determined and paid after the end of the fiscal year, subject to continued eligibility of the Plan Participant.

Performance Metrics:	The performance metrics and achievement schedule for each performance metric used to determine the amount of the incentive bonus to be paid to the Plan Participant are set forth in the Plan Summary. Bonus amounts are based on the achievement of annual performance metrics.

Proration:	The incentive bonus will be pro-rated based on the number of days that the Plan Participant is employed as a regular, full-time employee of Serena during the applicable fiscal period and eligible to participate under the Plan. If the Plan Participant’s employment terminates before the end of the applicable fiscal period or prior to the payment of an incentive bonus for such fiscal period, the Plan Participant will not be eligible to receive a prorated portion of the incentive bonus.

Adjustments:	In the event of an acquisition or disposition of a business by Serena, the Plan Administrator may adjust the applicable financial performance metrics to reflect the potential impact on Serena’s financial performance.

Plan Provisions:	This fiscal year under this Plan commences on February 1, 2010 and ends on January 31, 2011. This Plan supersedes the FY 2010 Executive Annual Incentive Plan, which is null and void as of the adoption of this Plan.

The Plan does not represent an employment contract or agreement between Serena and any Plan Participant. Participation in the Plan does not guarantee participation in other or future incentive plans. Plan structure and participation will be determined on an annual basis.

The Plan will be administered by the Compensation Committee of the Board of Directors. The Plan Administrator will have all powers and discretion necessary or appropriate to administer and interpret the Plan and Plan Summaries, except that actions related to the compensation of Serena’s Chief Executive Officer must be approved by a majority of the non-executive directors of the Board of Directors. The Plan Administrator reserves the right to modify or terminate the Plan and/or Plan Summaries for any reason at any time, and to exercise its own judgment with regard to determining the achievement of performance metrics. Modifications to the Plan and any Plan Summary are valid only if approved by the Plan Administrator or, in the case of Serena’s Chief Executive Officer, a majority of the non-executive directors of the Board.